Exhibit 10.1

Agreement

AGREEMENT entered into as of this 11th day of July, 2011 (the “Agreement”) by and between Motricity, Inc., a Delaware corporation with its principal place of business at 601 108th Avenue NE, Suite 800, Bellevue, WA 98004 (the “Company”), and Brian Turner (the “Director”).

RECITAL

WHEREAS, Director has served as a member of the Board of Directors of the Company (the “Board”) since December 2009 and has recently informed the Board that he is resigning from the Board, effective as of the close of business on July 11, 2011 (the “Resignation Date); and

WHEREAS, from and after the date hereof, the Company desires that following such resignation Director provide and the Director agrees to provide certain services to the Company as set forth below pursuant to terms and conditions hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained it is hereby agreed as follows:

1. Transition Services. For a period of sixty (60) days after the Resignation Date, the Director agrees to provide to the Company such services as are reasonably requested by the Chairperson of the Board and the Chairpersons of the committees of the Board on which the director has served, in a manner and at such times as are mutually agreeable to the Director and the applicable Chairperson, relating to the transition of his duties arising from service as a member of the Board and certain of its committees (the “Transition Services”). In consideration of the Director’s contributions to the Company to date, the Transition Services, and Director’s accepting and not revoking this Agreement, the Company and Director agree that notwithstanding any terms to the contrary in (i) the Restricted Stock Grant Agreement pursuant to the Company’s 2004 Stock Incentive Plan dated February 11, 2010 and subsequently amended on November 30, 2010 and (ii) the Restricted Stock Agreements pursuant to the Company’s 2010 Long-Term Incentive Plan dated July 20, 2010 and April 29, 2011, respectively, the Director shall be fully vested in the restricted shares issued pursuant to such agreements effective as of the close of business on the Resignation Date and the Director shall have the right to retain in full the 32,339 shares of the Company’s common stock granted thereunder (the “Shares”).

The parties hereto acknowledge that the Company has paid to Director a lump sum payment equal to $25,412.00, such payment equaling all amounts owing to the Director for his service to the Company as a member of the Board and his attendance of Board meetings and service on the committees of the Board through the Resignation Date.

2. Resignation. The Director has delivered a letter of resignation to the Company attached as Exhibit A hereto and is resigning from, and ceasing to be a member of, the Board effective as of the close of business on the Resignation Date. The Director and the Company agree and acknowledge that the rights and obligations of either party with respect to the

Director’s status as a member of the Board, including, without limitation, his entitlement to the non-employee director compensation authorized by the Compensation Committee of the Board and subsequently approved by the Board from and after the Resignation Date, shall be and hereby are released or waived; provided, however, that such release and waiver shall not affect any rights or obligations of either party as provided in the Company’s Restated Certificate of Incorporation, bylaws or the Indemnification Agreement dated July 11, 2011, between the Company and the Director (the “Indemnification Agreement”) or the Director’s rights as they exist under any director and officer insurance policies or any other insurance policies (together, the “Insurance Policies”) whether in effect before the date of this Agreement, on the date of this Agreement or after the date of the Agreement.

3. Release.

(a) For good and valuable consideration as set forth herein, the receipt of which is hereby acknowledged, Director, for himself, his agents, legal representatives, assigns, heirs, distributees, devisees, legatees, administrators, personal representatives and executors (each a “Releasing Party” and collectively, the “Releasing Parties”), hereby releases and discharges, to the extent permitted by law, the Company and its present and past subsidiaries and affiliates, its and their respective successors and assigns, and the present and past shareholders, officers, directors, employees, agents and representatives of each of the foregoing (collectively, the “Releasees”), from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever, whether known or unknown, from the beginning of the world to the date Director signs this Agreement, but otherwise including, without limitation, any claims arising out of or relating to Director’s service as a member of and resignation from the Board, for wrongful discharge, for breach of contract, for stock, stock options, restricted stock, or any other compensation or benefit and any claims under any tort, equitable or contract (express or implied) theory, and any of the claims, matters and issues which could have been asserted by the Releasing Parties against the Releasees in any legal, administrative or other proceeding in any jurisdiction. Notwithstanding the above, nothing in this release is intended to release or waive (i) any Releasing Party’s right to seek enforcement of this Agreement, the Indemnification Agreement or any other rights of indemnification, contribution, subrogation, advancement and/or reimbursement of expenses or similar rights to the extent they are provided for in the Company’s Restated Certificate of Incorporation or bylaws or (ii) any Releasing Party’s right as they exist pursuant to any Insurance Policies whether in effect before the date of this Agreement, on the date of this Agreement or after the date of the Agreement.

(b) In consideration of the release provided by the Director in Section 3(a) above, the Company, for itself its officers, directors, employees, agents and representatives (each a “Company Releasing Party” and collectively, the “Company Releasing Parties)” hereby releases and discharges, to the extent permitted by law, the Director from any and all claims, demands, actions and liabilities and other claims for relief or remuneration whatsoever, whether known or unknown, from the beginning of the world to the date Director signs this Agreement; provided, however, nothing herein shall affect the limitations set forth in the Company’s Restated Certificate of Incorporation.

4. Survival. It is understood and agreed that, with the exception of (a) any of the Director’s rights to indemnification as provided in the Company’s Restated Certificate of Incorporation, bylaws or the Indemnification Agreement and (b) Director’s rights as they exist under any Insurance Policies all which shall remain fully binding and in full effect subsequent to the execution of this Agreement in accordance with their terms, the release set forth in Section 3(a) above is intended and shall be deemed to be a full and complete release of any and all claims that Director or Releasing Parties may or might have against Releasees out of any occurrence arising on or before the Resignation Date and this Agreement is intended to cover and does cover any and all future damages not now known to Director or which may later develop or be discovered, including all causes of action therefore and arising out of or in connection with any occurrence arising on or before the Resignation Date. It is further understood and agreed that the release set forth in Section 3(b) above is intended and shall be deemed to be a full and complete release of any and all claims subject to the limitations set forth in Section 3(b) that the Company or the Company Releasing Parties may or might have against Director out of any occurrence arising on or before the Resignation Date and this Agreement is intended to cover and does cover any and all future damages not now known to the Company or the Company Releasing Parties or which may later develop or be discovered, including all causes of action therefore and arising out of or in connection with any occurrence arising on or before the Resignation Date.

5. Non-Disparagement; Public Statement; Confidentiality. Director hereby agrees that he will refrain from making any derogatory, disparaging or false statements with respect to the Company or any of its shareholders, controlling person, officers, directors, executives, advisors, customers, or other related or affiliated parties or any other Releasees. The Company hereby agrees that its officers, directors, affiliates and other related or affiliated parties shall refrain from making any derogatory, disparaging or false statements with respect to Director. The Company will also direct its employees, directors and agents to refrain from making derogatory, disparaging or false statements with respect to Director. Without the consent of the Company and unless otherwise required by law, Director shall not make any public disclosure relating to his service as a member of or resignation from the Board. Director agrees that Director will not communicate or disclose to any third party or use for Director’s own account, without the written consent of the Company, any of the Company’s confidential and proprietary information, trade secrets or materials, except as required by law, unless and until such information or material becomes generally available to the public through sources other than Director. The Company will provide the Director with the copy of the Form 8-K that the Company will file with the Securities Exchange Commission with respect to the Director’s resignation and the other transactions contemplated by this Agreement. The Company and Director each agree that they will make no other public disclosure with respect to Director’s resignation and the other transactions contemplated by this Agreement except for the Form 8-K contemplated in the foregoing sentence, other than (a) as required by law or (b) in a manner approved by the Director.

6. Assignment. Director hereby represents and warrants to the Company that Director has not assigned any claim that Director may or might have against the Company, from which the Company would otherwise be released pursuant to this Agreement, to any third party.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of laws principles. Both parties agree that any action, demand, claim or counterclaim shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.

8. Voluntary Assent. The Director confirms that no other promises or agreements of any kind have been made by any person to cause him to sign this Agreement except as otherwise as noted herein, and that he fully understands the meaning and intent of this Agreement. Director agrees that this is the entire agreement and understanding between the Company and himself.

9. Notices. Any and all notices or other communications required or permitted to be given in connection with this Agreement shall be in writing (or in the form of a facsimile or electronic transmission) addressed as provided below and shall be (i) delivered by hand, (ii) transmitted by facsimile or electronic mail with receipt confirmed, (iii) delivered by overnight courier service with confirmed receipt, or (iv) mailed by first class U.S. mail, postage prepaid and registered or certified, return receipt requested:

If to the Company to:

Motricity, Inc.

601 108th Avenue NE

Suite 800

Bellevue, WA 98004

Attention: General Counsel and Chairperson of the Board of Directors

If to the Director to:

Brian Turner

E-Mail Address:

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

701 Fifth Avenue, Suite 5100

Seattle, WA 98104

Attention: Patrick J. Schultheis, Esq.

and in any case at such other address as the addressee shall have specified by written notice. Any notice or other communication given in accordance with this Section 9 shall be deemed delivered and effective upon receipt, except those notices and other communications sent by mail, which shall be deemed delivered and effective three (3) business days following deposit with the United States Postal Service. All periods of notice shall be measured from the date of delivery thereof.

10. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral; provided, however, that the Indemnification Agreement shall remain in full force and effect.

11. Remedies. Any breach or threatened breach by the Director of the provisions of this Agreement will result in irreparable and continuing damage to the Company for which there is no adequate remedy at law. In such event, the Director agrees and acknowledges that the Company shall be entitled to injunctive relief and/or specific performance, and such other relief that may be proper (including monetary damages, if proper) without the posting of any bond and that Director shall not oppose the granting of such relief. Any breach or threatened breach by the Company of the provisions of this Agreement will result in irreparable and continuing damage to the Director for which there is no adequate remedy at law. In such event, the Company agrees and acknowledges that the Director shall be entitled to injunctive relief and/or specific performance, and such other relief that may be proper (including monetary damages, if proper) without the posting of any bond and that the Company shall not oppose the granting of such relief.

12. Authority. The Company represents that this Agreement has been presented to, considered and authorized by the Company’s Board (and/or any appropriate committee(s) thereof), and that the Company officer executing this Agreement on behalf of the Company has the authority to enter into this Agreement and bind the Company to the terms and conditions hereof. Any action or consent of the Company required hereunder may be authorized only by a written resolution, or action at a meeting, of the Board properly taken in accordance with the Company’s Restated Certificate of Incorporation and bylaws.

IN WITNESS WHEREOF, the Company and Director have executed and delivered this Agreement as of the date first written above.

MOTRICITY, INC.

By:	/s/ Richard E. Leigh, Jr.

Name:	Richard E. Leigh, Jr.
Title:	Senior Vice President, General Counsel

DIRECTOR

/s/ Brian Turner
Brian Turner

SIGNATURE PAGE TO TURNER AGREEMENT

Letter of Resignation

July 11, 2011

Motricity, Inc.

c/o Lady Barbara Judge, CBE

Chairperson of the Board

601 108th Avenue NE

Suite 800

Bellevue, WA 98004

Re: Motricity, Inc. and all direct and indirect subsidiaries

Dear Lady Barbara Judge:

I hereby resign as a member of the Board of Directors (the “Board”) of Motricity, Inc. and all committees of the Board, and all of its direct and indirect subsidiaries, and any and all committees thereof, effective as of the close of business on July 11, 2011. My resignation from the Board and such committees is not due to any disagreement with Motricity, Inc. or its directors on any matter, including or relating to Motricity, Inc.’s operations, policies or practices.

Sincerely,

/s/ Brian Turner
Brian Turner